JOINDER AND AMENDMENT TO STATE STREET FUND CONNECT® AGREEMENT

This Joinder and Amendment to the State Street Fund Connect® Agreement (the “Amendment”) is made as of September 20, 2022, (the “Effective Date”). Reference is hereby made to that certain State Street Fund Connect® Agreement, dated as of April 1, 2016 (as it has been previously amended, the “Agreement”) by and among State Street Global Markets, LLC (“State Street”), Franklin Advisers, Inc. and Franklin Advisory Services, LLC (collectively, in respect of the relevant Funds, the “Manager”) and Franklin Templeton ETF Trust (the “Trust”). The parties hereto desire to further amend the Agreement as set forth herein. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Agreement. This Amendment shall form a part of the Agreement and the parties hereto acknowledge and agree that this Amendment shall amend the Agreement as follows:

1. Joinder for Additional Manager. Franklin Templeton Investment Management Limited, by executing and delivering this Amendment, does hereby join and become a party to the Agreement, for all purposes, as though it had entered into such Agreement as the “Manager” in respect of the relevant Funds, assuming all of the same rights, obligations and liabilities of the “Manager” thereunder, including without limitation, the indemnity obligations of the “Manager” set forth therein. Franklin Templeton Investment Management Limited hereby agrees to comply with, and be bound by, all of the terms and conditions of the Agreement in all respects as if it were a signatory thereto. State Street, the Trust, Franklin Advisers, Inc. and Franklin Advisory Services, LLC intend that this Section 1 create a separate, distinct and independent agreement with respect to the use of Fund Connect under the Agreement and that the liabilities of each of Franklin Templeton Investment Management Limited, Franklin Advisers, Inc. and Franklin Advisory Services, LLC be several and not joint. In addition, the parties hereto acknowledge and agree that State Street, the Trust and each “Manager” entity shall have the right to amend or terminate the Agreement, in accordance with the terms thereof, with respect to such use of Fund Connect by that Manager without amending or terminating the Agreement with respect to the use of Fund Connect by the other two “Managers”.

2. Representations and Warranties of Additional Manager. Franklin Templeton Investment Management Limited represents and warrants to State Street Global that it has the requisite power and authority to execute and deliver this Amendment and to perform all of the obligations hereunder of the “Manager” under the Agreement and makes all of the representations and warranties made in the Agreement by the “Manager” thereunder and acknowledges and agrees with the additional terms in Schedule 1 as attached.

3. Identification of Funds. The preamble to the Agreement is hereby amended by deleting the fifth sentence in its entirety and replacing it with the following:

“… Franklin Advisers, Inc. (the “Manager") serves as the investment adviser to the Franklin Templeton ETF Trust (the “Trust”), an open-ended management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) consisting of multiple investment series each operating as an exchange traded fund as identified in writing to State Street Global Markets by the Manager, and as acknowledged in writing by State Street Global Markets (each a "Fund”, and collectively the “Funds”).”

4. Deletion of Exhibit A. Exhibit A to the Agreement is hereby deleted in its entirety.

5. Miscellaneous. Except as expressly modified by the terms and conditions of this Amendment, each of the terms and conditions of the Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment, together with the Agreement, represents the complete understanding between the parties hereto with respect to the subject matter hereof. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which, when executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the same laws which govern the Agreement, namely, the laws of the Commonwealth of Massachusetts. Similarly, any controversy or any disputes that may arise out of or in connection with this letter shall be resolved according to the Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Agreement to be executed as of the Effective Date.

STATE STREET GLOBAL MARKETS, LLC

By: __________________________________

Name: __________________________________

Title: __________________________________

Date: __________________________________

Address for notice:

State Street Global Markets

1 Lincoln Street

Boston, MA 02111-2900

Attn: Chief Administrative Officer, GlobalLink

STATE STREET GLOBAL MARKETS INTERNATIONAL LIMITED

By: __________________________________

Name: __________________________________

Title: __________________________________

Date: __________________________________

Address for notice:

State Street Global Markets

20 Churchill Place

London E14 5HJ

Attn: Chief Administrative Officer, GlobalLink

FRANKLIN ADVISERS, INC.

By: /s/ Patrick O’Connor

Name: Patrick O’Connor

Title: Senior Vice President

Date: 9/20/2022 | 10:35 AM PDT

Address for notice:

One Franklin Parkway

San Mateo, CA 94403

United States

FRANKLIN ADVISORY SERVICES, LLC

By: /s/ Patrick O’Connor

Name: Patrick O’Connor

Title: President and Chief Investment Officer

Date: 9/20/2022 | 10:35 AM PDT

Address for notice:

One Franklin Parkway

San Mateo, CA 94403

United States

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By: /s/ Martyn Gilbey

Name: Martyn Gilbey

Title: Chief Executive Officer

Date: 9/20/2022 | 10:21 AM PDT

Address for notice:

Cannon Place

78 Cannon Street

London, EC4N 6HL

England

FRANKLIN TEMPLETON ETF TRUST

By: /s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President and Secretary

Date: 9/20/2022 | 11:33 AM PDT

Address for notice:

One Franklin Parkway

San Mateo, CA 944403

United States

SCHEDULE 1

ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND/OR DISCLOSURES

Franklin Templeton Investment Management Limited acknowledge and agrees:

(i) All use of Fund Connect in the United Kingdom is provided by State Street Global Markets International Limited, but the Trust and the Funds are deemed to be clients of State Street Global Markets, LLC only.

(ii) The relevant Funds in respect of which Franklin Templeton Investment Management Limited is the Manager under the Agreement are only made available within Fund Connect to Fund Connect Users (known as ‘Authorised Participants’) domiciled in the United States.